UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 18, 2015

National General Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-36311	02-1046208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

59 Maiden Lane, 38th Floor, New York, New York		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 380-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required by this Item 1.01 as it relates to the Indenture (as defined below) is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 8.01	Other Events.

The Company completed the sale of 11,500,000 shares of its common stock (the “Common Stock”) to Morgan Stanley & Co. LLC, as manager for the several underwriters named in Schedule II (the “Common Stock Underwriters”) to the Underwriting Agreement, dated August 12, 2015 (the “Common Stock Underwriting Agreement”), by and between the Company and the Common Stock Underwriters, including 1,500,000 shares of the Common Stock purchased by the Common Stock Underwriters pursuant to an option to purchase additional shares. The common stock offering was priced to the public at $19.00 per share.

The Company also completed the sale of $100 million aggregate principal amount of its 7.625% Subordinated Notes due 2055 (the “Firm Notes”) to Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc., as managers for the several underwriters named in Schedule II (the “Notes Underwriters”) to the Underwriting Agreement, dated August 11, 2015 (the “Notes Underwriting Agreement”), by and between the Company and the Notes Underwriters.

Pursuant to the Notes Underwriting Agreement, the Company granted the Notes Underwriters a 30-day option to purchase up to an additional $15,000,000 aggregate principal amount of its 7.625% Subordinated Notes due 2055 (together with the Firm Notes, the “Notes”), solely to cover over-allotments, if any. The Firm Notes were issued pursuant to the Indenture described below.

The Common Stock and the Notes have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to the Company’s shelf registration statement on Form S-3ASR (File No. 333-204903) previously filed with the Securities and Exchange Commission (the “SEC”) under the Act.

Second Supplemental Indenture

The Company issued the Firm Notes under an indenture, dated as of May 23, 2014 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented with respect to the Notes by the Second Supplemental Indenture, dated as of August 18, 2015 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

The Notes bear interest at an annual rate equal to 7.625%, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2015. The Notes mature on September 15, 2055. The Company has the right to redeem the Notes in $25 increments, in whole or in part, on September 15, 2020, or on any date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. The Firm Notes were issued in minimum denominations of $25 and integral multiples thereof.

The Notes are the Company’s subordinated unsecured obligations and rank (i) senior in right of payment to any future junior subordinated debt, (ii) equal in right of payment with any unsecured, subordinated debt that the Company incurs in the future that ranks equally with the Notes, and (iii) subordinate in right of payment to any of the Company’s existing and future senior debt, including amounts outstanding under our $135 million revolving credit facility and our 6.75% Senior Notes due 2024 with an aggregate principal amount outstanding of $250 million and certain of the Company’s other obligations. In addition, the Notes are structurally subordinated to all existing and future indebtedness, liabilities and other obligations of the Company’s subsidiaries.

The foregoing descriptions of the Common Stock Underwriting Agreement, the Notes Underwriting Agreement, the Base Indenture and the Second Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of such documents. For a complete description of the terms and conditions of the Base Indenture, refer to the Base Indenture, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 28, 2014 and incorporated herein by reference. The Common Stock Underwriting Agreement, the Notes Underwriting Agreement and Second Supplemental Indenture are filed as Exhibits 1.1, 1.2 and 4.2, respectively, to this Current Report on Form 8-K.

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Common Stock Underwriting Agreement, dated August 12, 2015, by and between National General Holdings Corp. and Morgan Stanley & Co. LLC, as manager for the several underwriters named therein.

1.2	Notes Underwriting Agreement, dated August 11, 2015, by and among National General Holdings Corp. and Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc., as managers for the several underwriters named therein.

4.1	Indenture, dated as of May 23, 2014, by and between the Company and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (No. 001-36311) filed on May 28, 2014).

4.2	Second Supplemental Indenture, dated as of August 18, 2015, by and between the Company and The Bank of New York Mellon, as trustee.

4.3	Form of 7.625% Subordinated Notes due 2055 (incorporated by reference to Exhibit A to Exhibit 4.2).

5.1	Opinion of Sidley Austin LLP relating to the Common Stock.

5.2	Opinion of Sidley Austin LLP relating to the Notes.

23.1	Consent of Sidley Austin LLP relating to the Common Stock (included in Exhibit 5.1).

23.2	Consent of Sidley Austin LLP relating to the Notes (included in Exhibit 5.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National General Holdings Corp.
(Registrant)

Date August 18, 2015

/s/ Jeffrey Weissmann
Jeffrey Weissmann
General Counsel and Secretary